EXHIBIT 21.1

LIST OF SIGNIFICANT SUBSIDIARIES

Centura Software Asia Pacific Pty Limited

Centura Software B.V. (Belgium)

Centura Software B.V. (The Netherlands)

Centura Software S.A.R.L.

Centura Software GmbH (Germany)

Centura Software S.R.L. (Italy)

Centura Software de Mexico, S.A. de C.V.

Centura Software Limited

Centura Embedded Systems KK (Japan)

Centura de Brazil Ltda.

Centura Solutions Corporation

Raima Corporation